EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into and to be effective as of October 31, 2023, by and between David Bratcher, an individual (the “Executive”) and MGP Ingredients, Inc., a Kansas corporation (the “Company”). The Executive and the Company are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

WHEREAS, the Executive currently serves as the Company’s Chief Operating Officer and President of Branded Spirits and is a party to that certain letter agreement dated June 27, 2022 between the Executive and the Company (the “Existing Letter Agreement”);

WHEREAS, Company desires to employ the Executive in a new role on the terms and conditions set forth herein to serve as (i) its President and Chief Executive Officer upon the retirement of David Colo, and (ii) a member of the Company’s Board of Directors, each effective as of January 1, 2024; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions as set forth in this Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.Term. The Executive’s employment hereunder shall be effective as of January 1, 2024 (the “Effective Date”) and shall continue until terminated pursuant to Section 6 (the “Term”).

2.Position and Responsibilities.

(a)The Executive shall continue to serve in his current Chief Operating Officer and President of Brands roles until the Effective Date. Starting January 1, 2024, the Executive shall serve as President and Chief Executive Officer of the Company and in any other positions that the Company’s Board of Directors (the “Board”) shall direct. The Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of presidents, and chief executive officers in publicly-traded and NASDAQ listed United States-based companies of similar size, and such other duties, authorities and responsibilities as the Board designates from time to time that are not inconsistent with the Executive’s positions. The Executive will report to, and be subject to direction of, the Board.

(b)During the Term of this Agreement, the Executive shall devote his best efforts to the business and affairs of the Company and shall devote all of his business time to perform the duties hereunder. Notwithstanding the foregoing, with the prior approval of the Board, the Executive may devote a reasonable portion of his time to serve on boards of directors, boards of managers or boards of trustees, or committees thereof, of companies or organizations involving no conflict of interest with the interests of the Company; provided, however, that Executive shall be limited to only one other board of director position involving a for-profit company. The Executive shall comply in all material respects with all reasonable policies of the Company as are from time to time in effect and applicable to the Executive positions, including all policies concerning anti-harassment/anti-discrimination or conflicts of interest.

3.Board Membership. The Board will seek approval by the Company’s preferred shareholders to elect Executive to serve as a Class B member of the Company’s Board of Directors effective as of January 1, 2024; provided that the foregoing shall not be required to the extent prohibited by law or regulatory requirements.

4.Geographic Base. The Executive shall be permitted to remain based at the Company’s corporate office in the St. Louis metropolitan area or, should Executive choose at his sole option, at the Company’s executive office in the Kansas City metropolitan area, and shall maintain his residence in one of those locales. If the Executive decides to base his primary office in the Company’s Kansas City office, a relocation package will be offered to the Executive, including reasonable moving expenses as well as assistance with real estate sale and purchase fees will be tailored to the Executive’s particular circumstances in accordance with the Company’s then-applicable relocation policy. Regardless of where the Executive chooses to maintain his office base, the Executive will be expected to travel on a periodic and ongoing basis as needed for the performance of his duties, and the Executive will spend necessary and sufficient time in the Company’s Kansas City office to perform his duties, in each case consistent with this Agreement, and will be reimbursed for lodging and meal expenses in accordance with Section 5(d) of this Agreement.

5.Compensation.

(a)Base Compensation. The gross base salary of the Executive for 2024 shall be an annual rate of $625,000 per year (the “Base Compensation”). The Base Compensation shall be paid in equal weekly payments or at such other times and in such other installments as are paid to other executives of the Company. The Base Compensation will be reviewed annually by the Human Resources and Compensation Committee of the Board (the “Compensation Committee”) in accordance with the performance evaluation practices of the Company, but may not be decreased without the consent of the Executive.

(b)Short-Term Incentives. For 2024, the Executive’s target short-term incentive (“STI”) award (meaning, the cash bonus to be paid out in early 2025 based on performance during fiscal 2024) pursuant to the Company’s Short-Term Incentive Plan (the “STI Plan”) for the attainment of the Company’s 2024 performance measures will be 100% of Base Compensation. For the sake of clarity, the Executive’s 2023 STI award (meaning, the cash bonus to be paid out in early 2024 based on performance during fiscal 2023) has a target of 60% of Executive’s base compensation of $500,000 that was in effect for his position as Chief Operating Officer in 2023. The amount and timing of payments under the STI Plan will be at the discretion of the Compensation Committee (i) based on the attainment by the Company of quantitative performance measures and qualitative goals for the Executive determined by the Compensation Committee, and (ii) subject to satisfaction of conditions established by the Compensation Committee. The terms and conditions of the STI Plan for all years in the Term will be reviewed and established annually by the Compensation Committee.

(c)Long-Term Incentives. The Executive will be eligible to participate in the Company’s long-term equity incentive (“LTI”) program for each fiscal year during which Executive is employed under this Agreement, with an award for each year during the Term as determined by the Compensation Committee. For the 2024 LTI award (meaning, the award to be granted in restricted stock units (“RSUs”) in early 2025 based on performance during fiscal 2024), the Executive’s total target LTI award(s) will have a value equal to 170% of Base Compensation. For the sake of clarity, the Executive’s 2023 LTI award (meaning, the award to be granted in RSUs in early 2024 based on performance during fiscal 2023) has a target value equal to 100% of Executive’s base compensation of $500,000 that was in effect for his position as Chief Operating Officer in 2023.

Any and all awards made to the Executive in his prior positions under his Existing Letter Agreement or otherwise shall remain in place and subject to the vesting terms and schedule applicable to such prior awards, including the terms set forth in the Existing Letter Agreement or any applicable award agreements. Any and all awards made to the Executive during the Term shall be subject to the terms of such award agreements and this Agreement, and the Existing Letter Agreement shall have no application to such awards.

The terms and conditions of the LTI awards for all years in the Term will be reviewed and established annually by the Compensation Committee.

(d)Expenses. The Executive shall be reimbursed, in accordance with and subject to the Company’s expense reimbursement policies and procedures, for all reasonable expenses incurred by the Executive in performing services under this Agreement. The Executive will submit appropriate receipts, invoices and other evidence of expenditures as required by Company policy.

(e)Retirement. The Executive will be eligible for any matching contributions the Company provides under Company’s 401(k) plan consistent with contributions provided to other executive officers as determined by the Company from time to time.

(f)Welfare Benefits. During the Term, the Company shall provide the Executive and his family with benefits generally provided to its other executive officers under its welfare benefit plans, practices, policies and programs (including health, prescription, dental, disability, life and other insurance plans).

(g)Life and Disability Insurance. The Executive will be entitled to receive a group life insurance policy and long-term disability insurance, in each case consistent with benefits provided to other executive officers of the Company.

(h)Vacation. Executive shall be entitled to twenty-five (25) days paid annual vacation, in accordance with the Company’s policies and provided that such vacation times do not substantially interfere with the performance of his duties hereunder.

(i)Automobile Allowance. The Executive will be entitled to an allowance for a vehicle of a taxable amount of $1,500 per month (with an aggregate annual amount of

$18,000), and the Executive shall be entitled to a gas allowance in accordance with applicable Company policy.

(j)Legal Fees Incurred in Negotiating the Agreement. The Company shall promptly pay to the Executive or reimburse Executive for the Executive's reasonable legal fees incurred in negotiating and drafting this Agreement up to a maximum of $10,000.

6.Termination of Employment.

(a)By the Company with or without Cause. The Company may, at any time, in its sole discretion, terminate the Executive’s employment upon written notice with or without Cause. For purposes of this Agreement, the term “Cause” means:

(i)commission by the Executive of an act that is materially detrimental to the Company or any direct or indirect subsidiary of the Company (each, an “Affiliate”), which act constitutes gross negligence or willful misconduct by Executive in the performance of the Executive’s material duties to the Company or any Affiliate;

(ii)commission by the Executive of any act of fraud, misappropriation, or embezzlement, or any act of dishonesty or breach of trust resulting in or intending to result in the Executive’s personal gain or enrichment at the expense of the Company or any Affiliate;

(iii)commission by the Executive of any act that causes, or is reasonably likely to cause, material reputation harm to the Company or any Affiliate, as reasonably determined by the Board;

(iv)the Executive being convicted of or pleading guilty to any felony or any other crime involving moral turpitude;

(v)the Executive’s material violation of any Company code of conduct or policy concerning anti-harassment/anti-discrimination or conflicts of interest, or the material violation by the Executive of Section 2 of this Agreement which violation, if curable, is not satisfactorily cured by the Executive, as reasonably determined by the Board, within thirty (30) days after receipt by the Executive of written notice from the Company of such alleged violation; or

(vi)violation by the Executive of Section 7, Section 8 or Section 9 of this Agreement which violation, if curable, is not satisfactorily cured by the Executive, as reasonably determined by the Board, within thirty (30) days after receipt by the Executive of written notice from the Company of such violation.

(b)By the Executive for Good Reason. The Executive may terminate his employment for “Good Reason” by providing not less than thirty (30) days’ advance written notice of such termination to the Company due to any of the following events (with such notice specifying the basis for Executive having Good Reason to terminate Executive’s employment) and the Company fails to effect a correction, revocation or cure of such event within such period: (i) any material breach of this Agreement by the Company, including the failure to pay Executive any amount to which he is entitled under this Agreement; (ii) any material reduction in the Executive’s position, authority or responsibilities, including the assignment to Executive of any duties that are materially and adversely inconsistent with those assigned to him herein; or (iii) any reduction in Executive’s Base Compensation, any reduction in the annual short-term incentive opportunity below 100% of Executive’s Base Compensation or any reduction in the annual long-term incentive opportunity below 170% of Executive’s Base Compensation unless in any case such reduction is part of an across-the-board reduction for all “officers” of the Company within the meaning of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, and the percentage reduction for the Executive is no greater than the average percentage reduction for other senior executives of the Company.

(c)Death or Disability. If the Executive’s employment is terminated because of the Executive’s death, the termination of this Agreement will be effective immediately. If the Company determines in good faith that Disability of the Executive has occurred, the Company may provide the Executive written notice of termination. The term “Disability” means the Executive’s absence from or inability to perform the Executive’s material duties and responsibilities with the Company for one hundred thirty (130) business days in any consecutive twelve- (12-) month period as a result of incapacity due to mental or physical illness or injury. If, within thirty (30) days of such notice of termination, the Executive does not return to full-time performance of responsibilities, the Executive’s employment will terminate automatically. If the Executive returns to full-time performance within thirty (30) days, such notice of termination will be cancelled and void hereunder. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

(d)Severance.

(i)Upon a termination of the Executive’s employment (other than by reason of death or Disability which is addressed in Section 6(d)(ii)), subject to the satisfaction of the Release Condition described in Section 6(f) below, the Executive will be entitled to receive:
(A)payment of the Executive’s accrued and unpaid Base Compensation through the date of termination, the Executive’s accrued and unused vacation days with respect to the year of termination as of the date of termination, and reimbursement of incurred and unreimbursed expenses under Section 5(e) within thirty (30) days following the date of termination (collectively, the amounts in this subsection (A), the “Accrued Obligations”);

(B)any STI award earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if the Executive continued to be employed by the Company (the “Prior Year STI Award”);

(C)unless the Executive was terminated for Cause or the Executive terminated his employment other than for Good Reason, any LTI award with respect to a performance and fiscal year ending prior to the date of such termination but unpaid as of such date, shall be granted in (i) RSUs at the same time in the year of termination as such RSU grant would be made if the Executive continued to be employed by the Company, or (ii) if so determined by the Committee, a right to receive cash having an equivalent value to the shares that would have been issued upon vesting of the RSUs referred to in (i) and paying out at the same times and in the same proportions that the shares covered by the RSUs would have vested;

(D)unless the Executive was terminated for Cause or the Executive terminated his employment other than for Good Reason, an amount equal to the product of two (2) times the Executive’s Base Compensation, which shall be paid in equal installments on the dates on which Executive’s Base Compensation would otherwise have been paid in accordance with the Company’s normal payroll dates in effect as of the date of Executive’s termination of employment as if Executive’s employment had continued for such period, provided that the delay of the payment of any such amounts pending satisfaction of the Release Condition described in Section 6(f) below shall be accumulated and paid on the Company’s first such scheduled payroll date following satisfaction of the Release Condition; provided further that if any initial installment could be paid in one of two different calendar years based on the timing of the satisfaction of the Release Condition then such first installment shall be paid in the second calendar year;

(E)unless the Executive was terminated for Cause or the Executive terminated his employment other than for Good Reason, any STI award related to the year in which the termination occurs calculated based on actual performance through the end of the applicable performance period and prorated for the number of days of the Executive’s employment in the year in which the termination occurs, payable in a single lump sum at the same time as such payment would be made if the Executive continued to be employed by the Company (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall supersede any conflicting provisions in the STI Plan;

(F)unless the Executive was terminated for Cause or the Executive terminated his employment other than for Good Reason, and so long as an equity award has not yet been granted to Executive for performance in the year in which the termination occurs, an LTI award shall be made for the service of the Executive during the portion of the year in which the termination occurs (the “Pro-Rata LTI Award”), which Pro-Rata LTI Award shall be issued in (i) RSUs equal to the product of (x) the number of RSUs that would be included in a LTI award if he had served for the entire year in which the termination occurred, times (y) a fraction, with the numerator being the number of days of the Executive’s employment in the year in which the termination occurs and the denominator being 365, which shall be granted at the same time as such award would be made if the Executive continued to be employed by the Company, or (ii) if so determined by the Committee, a right to receive cash having an equivalent value to the shares that would have been issued upon vesting of the RSUs referred to in (i) and paying out at the same times and in the same proportions that the shares covered by the RSUs would have vested. The Pro-Rata LTI Award shall supersede any conflicting provision in the LTI program. For example, if the Executive is terminated without Cause or the Executive terminates his employment for Good Reason on January 31, 2025 and no equity award has yet been granted to the Executive for LTI performance year 2024 or 2025, the Executive shall receive a full year RSU in accordance with Section 6(d)(i)(C) above and the Pro-Rated LTI Award (for 31/365th of the year) for performance year 2025 in accordance with this Section 6(d)(i)(F);

(G)unless the Executive was terminated for Cause, all RSUs that have been granted to Executive (including those referenced in Sections 6(d)(i)(C) and 6(d)(i)(F)), but that have not vested as of the date of termination of employment, will remain outstanding and shall vest in the Executive to the same extent as if his employment with the Company had continued through the expiration of the latest vesting period of the last RSUs awarded to him (the date of expiration of such last scheduled vesting period (including the expiration of the last scheduled vesting period irrespective of whether the Committee determines to make a cash payment under either Sections 6(d)(i)(C) or 6(d)(i)(F)) is referred to herein as the “Final Vesting Date”). The foregoing vesting provision shall supersede any conflicting provisions in any Agreement as to Award of RSUs that would otherwise require forfeiture of RSUs that were not vested as of the date of termination of employment; and

(H)any other amounts or benefits due to the Executive under Section 5(g) of this Agreement or otherwise in accordance with the Company’s benefit, fringe benefit plans, programs or policies, payable at such times and otherwise in accordance with the terms and conditions such arrangements (the “Other Benefits”).

(ii)Upon a termination of employment due to the Executive’s death or Disability, the Executive or a representative of the Executive shall be entitled to the Accrued Obligations, the Other Benefits, the Prior Year STI Award, and the Pro-Rata Bonus. The foregoing provision shall supersede any conflicting provisions in the STI Plan.

(e)Resignations. Upon any termination of the Executive’s employment with the Company for any reason, the Executive agrees to promptly resign as a director of the Company and its Affiliates and from any other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company and its Affiliates. The Executive shall promptly execute any further documentation thereof as requested by the Company and, if the Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof.

(f)Release Condition. Executive agrees that Executive shall be entitled to the amounts and benefits set forth in Sections 6(d)(i)(B), Sections 6(d)(i)(C), 6(d)(i)(D), 6(d)(i)(E), 6(d)(i)(F), 6(d)(i)(G), and (in the case of a termination due to Disability) 6(d)(ii) (other than the Accrued Obligations, the Other Benefits, and the Prior Year STI Award) only if (i) Executive executes a release of all claims against the Company (other than indemnity claims the Executive may have against the Company that arise under the Company’s Bylaws, the director and officer insurance policies or any applicable indemnification agreement between the Company and the Executive, if any) in such reasonable form as the Company may reasonably prescribe and has not materially breached, as of the date of termination, Section 7 of this Agreement and does not materially breach such provisions at any time during the period for which such payments are to be made or vesting of RSUs is to take place, and (ii) such release becomes effective and irrevocable following the date of Executive’s termination of employment and no later than the end of the expiration of the rescission period identified in such release (“Release Condition”). If the Executive materially breaches Section 7 of this Agreement, the Company shall have no obligation to make any severance, other payment, or provide any benefit under this Agreement during the period in which such amounts are otherwise payable or such benefits are otherwise to be provided, but only to the extent such that the value of such foregone severance, other payment, or other benefits does not exceed the actual damages sustained by the Company with respect to such material breach.

(g)No Duplication of Benefits. Any termination payments made and benefits provided under this Agreement to the Executive shall be in lieu of any other severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation. In the event any plan or grant provides for better treatment as to equity on a termination of employment than that provided herein, such better provision shall apply.

7.Restrictions. The Executive agrees that (i) he will possess and will continue to possess as a result of his services under this Agreement certain confidential and proprietary information regarding the Company, its business and its business plans and (ii) the use of any such confidential and proprietary information in a business or activity which competes with the Company would adversely affect the business and the Company’s assets and provide the competing business with an unfair advantage over the Company. Accordingly, the parties wish to restrict the Executive’s use and disclosure of such information and his ability to compete unfairly or enable others to compete unfairly with the Company. The Executive agrees to comply with the terms of this Section 7, all of which are reasonable and necessary to protect the confidential or proprietary business information and trade secrets of the Company and to prevent any unfair advantage from being conferred upon a competing business of the Company, as set forth below:

(a)Non-Hiring and Non-Solicitation of Employee. During the Term, and for a period ending on the Final Vesting Date (as defined in Section 6(d)(i)(G)), the Executive may not directly or indirectly (i) recruit, solicit, or otherwise induce any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its

Affiliate or to become an employee of or otherwise be associated with the Executive or any company or business with which the Executive is or may become associated; or (ii) hire any employee of the Company or any of its Affiliates as an employee or otherwise in any company or business with which the Executive is or may become associated. Notwithstanding the foregoing, the restrictions in this Section 7(a) shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or its Affiliates (but the restrictions shall still apply to the hiring of any employee who responds to such general solicitation), (ii) serving as a reference at the request of any employee or (iii) actions taken in the good faith performance of the Executive’s duties for and/or for the benefit of the Company and/or its Affiliates. The running of the restriction period contained in this Section 7(a) will be suspended and shall not apply during any period of violation and/or any period of time during which litigation to enforce this covenant is pending, but only to the extent the Company prevails in such litigation. The Company hereby provides the following notice to the Executive, the contents of which supersedes any contrary provisions of this Agreement:

Pursuant to the Defend Trade Secrets Act of 2016, the Parties understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b)Non-Interference with Business Relations. During the Term and thereafter (except in the case of clause (ii) which shall continue for a period ending on the Final Vesting Date (as defined in Section 6(d)(i)(G))) (regardless of the circumstances of such termination and the length of this Agreement), the Executive agrees that he shall not, directly or indirectly, (i) do anything to discredit or otherwise injure the reputation or goodwill of the Company or its Affiliates, (ii) without the written consent of the Company, solicit, induce or attempt to solicit or induce any customer or any person or entity known by Executive or which would be reasonably known by Executive to be an employee, independent contractor or other professional or business relation of the Company (or any Affiliate) to cease doing business, or change the amount or terms of business, with the Company (or any Affiliate), or (iii) in any way interfere with the Company’s (or any Affiliate’s) relationship with any customer, employee, independent contractor, or other professional or business relation of the Company or Affiliate. For purposes hereof, a customer of the Company shall be defined as any person or entity who has purchased any goods or services from the Company (or any Affiliate) during the one (1) year period preceding termination of Executive’s employment in an amount equal to or greater than $5,000,000 in the aggregate.

(c)Confidential Information. The Executive recognizes that the business interests of the Company and its Affiliates require the fullest practical protection and confidential treatment of all information, not generally known within the relevant trade group or by the public, including all Work Product (as defined below), business and marketing plans, training materials, promotional materials, illustrations, designs, plans, data bases, sources of supply, customer lists, vendor lists, market surveys and/or analyses, supplier and contractor lists, trade secrets, distillation processes, procedures and techniques, mash bills, and all other valuable or unique information and techniques acquired, developed or used by the Company or its Affiliates relating to the business, operations, suppliers, employees and customers of the Company or its Affiliates, regardless of whether such information is in writing, on computer disk or disk drive or in any other form (hereinafter collectively termed “Protected Information”). The Executive expressly acknowledges and agrees that the Protected Information constitutes trade secrets and/or confidential and proprietary business information of the Company (or its Affiliates, or its customers or suppliers, as the case may be). Protected Information shall not include information which is or becomes publicly known, through no breach of this Section 7 by the Executive. The Executive acknowledges that Protected Information is essential to the success of the business of the Company and its Affiliates, and it is the policy of the Company and its Affiliates to maintain as secret and confidential the Protected Information, which gives the Company or its Affiliates a competitive advantage over those who do not know the Protected Information is expressly and implicitly protected by the Company and its Affiliates from unauthorized disclosure. Accordingly, the Executive agrees to take all reasonable steps to hold such Protected Information in a fiduciary capacity, to keep secret and to treat confidentially, and not to permit any other person or entity to, directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other person or entity nor use in any manner for him or any other person’s or entity’s purposes or benefit any Protected Information, and not to use or aid others in using any such Protected Information in competition with the Company or any Affiliate except (i) in furtherance of the performance of his duties to the Company or its Affiliates, whether under this Agreement or otherwise, or (ii) to the extent that disclosure is required by law. Executive shall not be in breach of this section in the event of disclosure, if such disclosure occurs through no action or fault of his own, or arises out of the willful, illegal or negligent actions of another individual or entity not under his control. This obligation of non-disclosure of information shall survive this Agreement and shall continue to exist for so long as such information remains Protected Information.

(d)Reasonableness of Restrictions. The Executive acknowledges and agrees that, given the nature of the business of the Company, and the Company’s proposed business plans, the restrictions imposed upon the Executive by this Section 7 and the purposes for such restrictions are reasonable and are designed to protect the trade secrets, confidential and proprietary business information and the future success of the Company and its Affiliates without unduly restricting the Executive’s future employment. If, at the time of enforcement of this Section 7, a court shall hold that any of the duration, scope or geographic restrictions stated herein are unreasonable under circumstances then existing, the parties agree (and shall stipulate, if necessary, in an appropriate pleading) that the maximum duration, scope or geographic area reasonable under such circumstances shall be substituted for the stated duration, scope or geographic area. The Executive acknowledges and agrees that in the event of his breach of any provision of this Section 7, the Company and its Affiliates will suffer irreparable harm and, accordingly, the Executive agrees that the Company’s right to terminate this Agreement for Cause pursuant to Section 7(a) does not reflect the Company’s damages on account of such breach, shall not be the Company’s exclusive remedy, and that the Company shall be entitled to exercise any other remedies available to it at law or in equity, including injunctive relief or other equitable remedies. In the event of any breach of the provisions of this Section 7, the Executive further agrees that the time periods set forth in this Section 7 shall be extended by the period of such breach.

(e)Nondisparagement. During the Term and for two (2) years thereafter (the “Restricted Period”), the Executive agrees not to, with intent to damage, disparage or encourage or induce others to disparage the Company or its Affiliates or their respective officers, directors, employees or other service providers as of the date of termination of the Executive’s employment (the “Company Parties”). For purposes of this Section 7(e), the term “disparage” includes, comments or statements to the press, to the employees of the Company, or its Affiliates or to any individual or entity with whom the Company or its Affiliates has a business relationship (including any vendor, supplier, customer or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties in more than a de minimis manner. Notwithstanding the foregoing, nothing in this Section 7(e) shall prevent the Executive from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over the Executive, (ii) making normal competitive statements during any period after the termination of the Executive’s employment, (iii) making any statements in the good faith performance of the Executive’s duties to Company or its Affiliates, and (iv) rebutting any statements made by the Company or its Affiliates or their respective officers, directors, employees or other service providers.

(f)Documents and Processes, etc. Any information or innovations related to the business conducted by the Company or its Affiliates during the Term, including inventions, improvements, methods, technology, programs, customer lists, reports, distribution records, brochures, instructions, manuals, processes, etc., which are, during the Term, conceived, developed, or improved upon by the Executive for use by the Company or any of its Affiliates, alone or in conjunction with other employees, managers or consultants (collectively called “Work Product”), shall be the exclusive property of the Company or the applicable Affiliate, and during and after termination of this Agreement for any reason whatsoever, and the Executive shall not use, duplicate, reveal or take with him any such Work Product or other materials of the Company or any Affiliate other than in furtherance of the performance of his duties to the Company or any Affiliate, whether under this Agreement or otherwise. To the extent that any such Work Product is not a work made for hire, the Executive hereby assigns to the Company or the applicable Affiliate all rights in such material. The Executive agrees to execute any documents at any time reasonably required by the Company in connection with the registration of copyright, patent application or other perfection of the ownership of the Work Product by the Company or the applicable Affiliate.

(g)Survival. No reference in this Agreement to expiration or termination of this Agreement means expiration or termination of this Section 7. The parties agree that Section 7 shall survive the expiration of the Term or earlier termination of this Agreement for whatever reason, except as otherwise expressly set forth hereunder.

8.Cooperation. During the Term and thereafter, the Executive agrees to reasonably assist and cooperate with the Company and/or any Affiliate (and their outside counsel) at mutually convenient times and places in connection with the defense or prosecution of any claim that may be made or threatened against or by the Company or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other regulatory body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings materially relate to services performed or required to be performed by the Executive, or pertinent knowledge possessed by the Executive, in each case, other than any such proceeding in which the Executive and the Company and/or its Affiliates are adverse parties to one another or are reasonably likely to be or which relate to matters exclusively related to the period after termination of the Executive’s employment with the Company. Upon presentment to the Company of appropriate documentation, the Company will pay directly or reimburse the Executive for the reasonable out of-pocket expenses incurred as a result of such cooperation.

9.Non-Contravention; No Conflict. The Executive represents and warrants that the Executive is not a party to any agreement or restrictive covenant preventing him from performance of the services required under this Agreement. The Executive is not aware of any situation creating or appearing to create a conflict of interest between the Executive and the Company or any Affiliate. To the extent that the Executive is a party to any confidentiality or nondisclosure agreement, the Executive agrees to comply with all such agreements and to not use any confidential trade secret information of any third party while employed by the Company.

10.Clawback. Notwithstanding any other provision of this Agreement to the contrary, all compensation provided for herein is subject to recovery by the Company pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee at any time, as amended from time to time, including any such policy adopted in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder (Listing Standards for Recovery of Erroneously Awarded Compensation, 87 Fed. Reg. 73076-73142), and any applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law.

11.Section 409A. It is intended that this Agreement will comply with, or be exempt from, Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. Section l.409A-l(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-l(i)), then with regard to any payment or benefit that is considered non-qualified deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six- (6-) month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 409A-l(h)) with the Company.

12.IRC § 280G: Best Net Protection. In the event that the severance payments, distributions or benefits to be made by the Company to or for the benefit of the Executive (whether paid, payable, distributed, distributable or provided pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (“Payments”) (i) constitute “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 12 would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments to the Executive shall be either: (a) delivered in full, or (b) delivered after reducing the Payments $1 below the safe harbor limit (as described in Code Section 280G(b)(2)(A)(ii)) which would result in no portion of the Payments being subject to the Excise Tax. The choice between (a) and (b) shall depend upon whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under Code Section 4999. In the event that the Payments are required to be reduced by this Section 12, any amount payable pursuant to Sections 6(d)(i)(D) – (G) shall be reduced, first by reducing all Payments being made pursuant to Section 6(d)(i)(D) through Section 6(d)(i)(F) that do not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (in the order designated by the Executive), second, by reducing all Payments other than those made pursuant to Section 6(d.)(i)(D) through Section 6(d)(i)(F) that do not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (in the order designated by the Executive), and third, reducing all Payments that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, with the latest of such scheduled payments being reduced first. The Company’s accounting firm shall make all determinations required by this Section 12, and the Company and the Executive shall cooperate with each other and the accounting firm and shall provide necessary information so that the accounting firm may make all such determinations. The Company shall pay all of the fees of the accounting firm for services performed by the accounting firm as contemplated in this Section 12.

13.Miscellaneous.

(a)Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive to the extent necessary to carry out the intentions of the parties under this Agreement.

(b)Withholding Taxes. From any payments due hereunder to the Executive from the Company, there will be withheld amounts as required by law to satisfy liabilities for federal, state, and local taxes and withholdings. In addition, the Company agrees that except as would violate applicable securities law, (i) the Executive shall be permitted to sell Shares in order to satisfy any such taxes and withholding obligations and

(ii) any minimum required tax withholding obligations on the Executive’s equity compensation awards in respect of Shares may be satisfied by reducing the number of Shares otherwise payable under such award by an amount of such Shares having a fair market value equal to the amount of such tax withholding obligations.

(c)Amendment. This Agreement may only be amended or modified by an instrument in writing signed by each of the parties hereto. No failure or delay on the part of either party to this Agreement in the exercise of any power or right, and no course of dealing between the parties hereto, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude any further or other exercise thereof or the exercise of any other power or right. The remedies provided for herein are cumulative and not exclusive of any remedies which may be available to either party at law or in equity. Any waiver of any provision of this Agreement, and any consent to any departure by either party from the terms of any provision hereof, shall be effective only in the specific instance and for the specific purpose for which given. Nothing contained in this Agreement and no action or waiver by any party hereto shall be construed to permit any violation of any other provision of this Agreement or any other document or operate as a waiver by such party of any of his or its rights under any other provision of this Agreement or any other document.

(d)Assignment. This Agreement is binding upon and will inure to the benefit of the Executive and the Executive’s heirs, executors, assigns and administrators or the Executive’s estate and property and the Company and their successors and permitted assigns. The Executive may not assign or transfer to others the obligation to perform the Executive’s duties hereunder. The Company may not assign this Agreement other than to a successor to all or substantially all of its business and then only upon such assignee’s delivery to the Executive of a written assumption of this Agreement; provided, however, that the Company may assign this Agreement to an Affiliate with the Executive’s consent, in which case, after such assignment, the “Company” means the Affiliate to which this Agreement has been assigned.

(e)Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, the following business day after deposit with a reputable overnight courier service or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party. In addition, a courtesy copy of any notice required or permitted under this Agreement shall be sent via e-mail to the e-mail address of the party below last communicated to the other parties. The delivery of an e-mail courtesy copy of any such notice shall not affect when the notice shall be deemed effective given, which shall be determined solely by delivery of the hard copy as specified in this Section 13(e).

(i)If to Company, to:
MGP Ingredients, Inc.
100 Commercial Street, Box 130
Atchison, Kansas 66002

Attention: Board of Directors

With a copy to:

MGP Ingredients, Inc.
11550 Ash Street, Suite 350
Leawood, KS 66211
Attention: Chief Legal Officer

(ii)If to the Executive, to:
David Bratcher

With a copy to:
Edwin C. Ernst, IV
Ernst Law Firm, LLC
13321 North Outer Forty Rd., Ste. 600
Chesterfield, MO 63017

(f)Binding Effect. This Agreement shall be binding upon, and inure to the benefit and be the obligation of the Company, its successors or assigns, as well as the Executive, his legal representatives, heirs and successors.

(g)Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held by a court of competent jurisdiction to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. Use of the word “including” shall not be limited by the terms following such word. All references to singular or plural terms shall mean the other where appropriate. The term “Affiliate” shall refer to subsidiaries of the Company now existing or hereafter formed or acquired.

(h)Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

(j)Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal laws (as opposed to conflict of law provisions) of the State of Kansas.

(k)Expenses. In the event of any litigation between the parties relating to this Agreement and their rights hereunder, the prevailing party shall be entitled to recover all reasonable litigation costs and reasonable attorneys’ fees and expenses from the non-prevailing party (limited to one counsel for such party and one local counsel, if appropriate).

(l)Entire Agreement. Effective as of the Effective Date, this Agreement, together with any outstanding award agreements, as such outstanding award agreements are amended by the Existing Letter Agreement, including, for the avoidance of doubt, any covenants against solicitation of customers or other restrictive covenants included in any such outstanding award agreements, sets forth the entire understanding of the parties regarding the Executive’s employment with the Company, and replaces and supersedes any other previous understandings, agreements, discussions, letters or representations between such parties, written or oral, that may have related in any way to the subject matter hereof and any other employment offers or term sheets dated as of or prior to the date hereof, including without limitation the letter agreement dated January 15, 2021 between the Executive and the Company.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Executive as of the date first above written.
COMPANY:
MGP INGREDIENTS, INC.

/s/ Karen Seaberg
Name: Karen Seaberg
Its: Board Chair

EXECUTIVE:

/s/ David Bratcher
Name: David Bratcher
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